Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 1st day of November 2010 by and between BALLANTYNE STRONG, INC., a Delaware corporation (the “Company”), and GARY CAVEY (the “Executive”).

RECITALS:

This Executive Employment Agreement is made with reference to the following facts and objectives:

A.            The Company has offered to appoint Executive as President and Chief Executive Officer of Ballantyne Strong, Inc. in accordance with the terms and conditions set forth in this Agreement for the term provided in this Agreement, and

B.            Executive has expressed his willingness to become President and Chief Executive Officer of Ballantyne Strong, Inc., in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1.             Employment.

The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

2.             Duties and Services.

2.1          Title and Duties.  The Executive shall serve as President and Chief Executive Officer of the Company and shall perform such services as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”), which services may include serving as an officer or director of a subsidiary of the Company. Executive shall be appointed as a director of the Company to serve a term through the Company’s next annual meeting of stockholders and shall be nominated for re-election to the Board upon expiration of such term and each successive term thereafter, provided he is then employed by the Company pursuant to this Agreement.

2.2          Time.  The Executive shall devote his full business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs. Executive shall at all times comply with Company policies, including, but not limited to the Company’s Code of Ethics.

2.3          Travel.  The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with Executive’s position with the Company.

3.             Term of Agreement.

3.1          Term.  The term of Executive’s employment under this Agreement shall commence on November 1, 2010 and continue until terminated in accordance with Section 9 below.

3.2          Change in Control of Company.  In the event of a change in control of the Company (as defined in the stock option agreement attached hereto as Exhibit A), this Agreement shall continue in full force and effect and any termination of Executive’s employment after such change in control shall be in accordance with Section 9 below.

4.             Compensation.

4.1          Base Salary.  For all of the services to be rendered by the Executive under this Agreement, the Company shall pay the Executive a starting base salary of Three Hundred Thousand Dollars ($300,000.00) per year (“Base Salary”).  The compensation paid hereunder to the Executive shall be paid in accordance with the payroll practices conducted by the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee.  The Base Salary will be subject to annual review and adjustment by the Board based upon Executive’s performance.

4.2          Additional Compensation.  In addition to the Base Salary set forth in subparagraph 4.1 above, the Company shall pay the Executive additional compensation as set forth below.

4.2.1       Annual Cash Bonus.  Commencing with the Company’s 2011 fiscal year, Executive will participate in the Company’s annual bonus program with a bonus target equal to 50% of his Base Salary.  The actual bonus earned will be subject to achievement of performance goals and other factors to be established by the Compensation Committee or the Board. Executive will receive no bonus for the fiscal year ending December 31, 2010.

4.2.2       Stock Options.  On the date Executive’s employment with the Company commences, the Company will grant Executive 50,000 options pursuant to a stock option agreement in substantially the form attached hereto as Exhibit A.

4.2.3       Participation in Long-Term Incentive Plan.  Executive will be eligible to participate in any regular long-term incentive grants based on performance as determined in the sole discretion of the Compensation Committee under the Ballantyne Strong, Inc. 2010 Long-Term Incentive Plan or any similar or successor long-term incentive plan.

5.             Expenses and Vacation.

5.1          Travel and Entertainment Expense.  The Company shall reimburse the Executive for all reasonable and necessary travel and entertainment expenses incurred by Executive in the performance of the Executive’s duties hereunder upon submission of vouchers and receipts evidencing such expenses in accordance with applicable Company policies.

5.2          Vacation.  The Executive shall be entitled to vacation during each twelve (12) months of employment in accordance with the applicable Company policy, but in no event less than four (4) weeks per calendar year.  All vacations shall be in addition to recognized national holidays. During all vacations, the Executive’s compensation and other benefits as stated herein shall continue to be paid in full.  Such vacations shall be taken only at times convenient for the Company, as approved by the Chairman of the Board.

6.             Other Benefits.

6.1          Company Benefit Programs.  In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of executive employees of the Company, to the extent permitted by such plans and by applicable law, including, but not limited to, (a) profit sharing plan, (b) medical expense insurance program, and (c) pension plan. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

6.2          Relocation Expense Allowance.  Executive will receive a relocation expense allowance not to exceed $75,000 for documented closing costs and movement of household goods and other miscellaneous expenses associated with Executive’s relocation to the Omaha metropolitan area. Executive shall be reimbursed for said expenses upon submission of vouchers and receipts evidencing such expenses.

6.3          Temporary Living Expense.  Executive shall receive a temporary living expense to reimburse Executive for reasonable and customary temporary living expenses until Executive closes on a home in the Omaha metropolitan area.  Temporary living expenses shall continue for a maximum period of three months from the effective date of the Agreement and shall not exceed the total sum of $10,000.00. Executive shall be reimbursed for said expenses upon submission of vouchers and receipts evidencing such expenses.

7.             Stock Ownership Requirement.  Executive shall be subject to the Company’s stock ownership and retention policies, as may be in effect from time to time.  Executive acknowledges such policies currently require that Executive to acquire and maintain holdings of the Company’s common stock in an amount at least equal to seventy-five percent (75%) of his Base Salary within three years from the date his employment commences.

8.             Severance.  In the event Executive’s employment is terminated (a) by the Company without cause in accordance with Section 9.2 or (b) by the Executive for good reason in accordance with Section 9.3, then the Company shall remain liable for the Base Salary payable in accordance with Section 4.1 of this Agreement through the later of (i) October 31, 2013 or (ii) nine (9) months after the date of Executive’s termination. In addition, the Company will pay the premiums for, or will reimburse the Executive for premiums paid for, continued health insurance coverage under COBRA for a period during which such Base Salary continuation payments are made, but not longer than twelve (12) months.  The severance benefits provided under this Section 8 shall constitute the sole severance benefits payable to Executive by the Company.  The receipt of such payments by Executive shall be conditioned upon Executive’s continued compliance with the obligations set forth in Section 11 (Restrictive Covenants) and Employee’s execution of the Company’s standard form of general release.  The Executive shall also be entitled to receive any earned and unpaid amounts owed to him under Section 4 and such other accrued benefits as may be provided by Sections 5 and 6 above.

9.             Termination.

9.1          Termination Due To Death Or Incapacity.  Executive’s employment shall be terminated upon the Executive’s death, or by the Company, at its discretion, because of the Executive’s failure to perform substantially all the material duties of his position for a period of a least 180 consecutive calendar days due to physical or mental illness or injury.

9.1.1       If the Company elects to terminate this Agreement because of the Executive’s incapacity, it shall send him written notice thereof, setting forth in reasonable detail the facts and circumstances that provide the basis for its termination. If the Company and the Executive disagree as to the Executive’s incapacity, each may appoint a medical doctor to certify his opinion as to the Executive’s incapacity, and if the two doctors do not agree as to the Executive’s incapacity, the two doctors will appoint a third medical doctor to certify his or her opinion as to the Executive’s incapacity, and the decision of the majority of the three doctors will prevail.  The Company will bear all expenses for this procedure.

9.1.2       In the event of termination by reason of death, the Executive’s estate shall be paid all accrued sums due and owing under Section 4 above and such other benefits as may be provided by Sections 5 and 6 above.

9.1.3       In the event of termination by reason of incapacity, Executive shall continue to receive his full compensation during the 180-day period prior to any notice of termination.  After the termination, Executive shall be entitled to any accrued amounts due and owing him under Section 4 and such other benefits as may be provided by Sections 5 and 6 above.

9.2          Termination by Company.

9.2.1       The Company may terminate the Executive’s employment at any time with or without cause. For purposes of this Agreement, circumstances constituting “cause” shall exist if the Executive has:

(a)           acted dishonestly or incompetently or engaged in willful misconduct in performance of his executive duties;

(b)           breached fiduciary duties owed to the Company;

(c)           intentionally failed to perform reasonably assigned duties;

(d)           willfully violated any law, rule or regulations, or court order (other than minor traffic violations or similar offenses), or otherwise committed any act which would have a material adverse impact on the business of the Company; and/or

(e)           is in breach of his obligations under this Agreement and such breach is not cured by Executive within thirty (30) days after written notice to him.

9.2.2       In order for the Company to terminate the Executive’s employment for “cause”, Executive shall be sent written notice of termination, which specifically sets forth in reasonable detail the facts and circumstances upon which the Board believes that the Executive has given the Company cause for termination of Executive’s employment.  Said notice shall give the Executive an opportunity, together with legal counsel, to be heard before the Board. Termination for cause shall be based on a finding of two-thirds (2/3) of the Board (not including Executive, should he be a member of the Board), and said Board shall specify its findings concerning said termination in detail.  For purposes of this subsection, no acts or failures to act on the part of the Executive will be considered willful or willfully done unless done, or failed to be done, by the Executive in bad faith and without belief that the Executive’s action or omission was in the best interest of the Company.

9.2.3       Notwithstanding the foregoing, however, any conviction of the Executive for any crime involving violence, dishonesty, fraud or breach of trust or other felonious behavior, shall result in the automatic termination of the Executive’s employment, without notice, and without any of the procedures specified in subparagraph 9.2.2 above.

9.2.4       In the event the Executive is terminated for cause, he shall be entitled to receive any accrued compensation that may be due and owing to him under Section 4 above, and any accrued vacation due him under Section 5 above, but no other benefits or compensation whatsoever.  In the event the Executive is terminated without cause, he shall be eligible to receive severance benefits in accordance with Section 8 above.

9.3          Termination by the Executive with or without Good Reason.

9.3.1       The Executive may terminate employment by resignation at any time with or without good reason. For purposes of this Agreement, “good reason” shall arise in the event that the Company materially breaches its obligations to Executive under this Agreement.

9.3.2       In order for the Executive to resign for good reason, Executive shall provide the Chairman of the Board and Chairman of the Compensation Committee of the Board with written notice of his intent to resign for good reason, which notice specifically sets forth in reasonable detail the facts and circumstances upon which the Executive believes that the Company has materially breached its obligations under this Agreement, and affords the Company the opportunity to cure such breach within 30 days after receipt of such written notice. In the event the Company fails to cure such breach, Executive’s resignation for good reason shall be effective at the end of such 30 day period.

9.3.3       In the event the Executive resigns without good reason, he shall be entitled to receive any accrued compensation that may be due and owing to him under Section 4 above, and any accrued vacation due him under Section 5 above, but no other benefits or compensation whatsoever.  In the event the Executive resigns for good reason, he shall be eligible to receive severance benefits in accordance with Section 8 above.

9.4          Date of Termination. For purposes of this Agreement, the date of the termination of Executive’s employment (“Date of Termination”) will be:

(a)           if Executive’s employment is terminated by his death, the end of the month in which his death occurs;

(b)           if Executive’s employment is terminated for incapacity, thirty (30) days after a notice of termination is given; or

(c)           if Executive’s employment is terminated by Executive or the Company for any other reason, the date specified in the notice of termination, which will not be later than thirty (30) days after the date on which the notice of termination is given.

10.          Employment by a Subsidiary.  Either the Company or a subsidiary may be Executive’s legal employer. For purposes of this Agreement, any reference to Executive’s termination of employment with the Company means termination of employment with the Company and all its subsidiaries, and does not include a transfer of employment between any of them.  The obligations created under this Agreement are obligations of the Company. For purposes of this Section, a “subsidiary” means an entity more than 50% of whose equity interests are owned directly or indirectly by the Company.

11.          Restrictive Covenants.

11.1        Need for Protection.  Executive acknowledges that, because of his senior executive position with the Company, he has or will develop knowledge of the affairs of the Company and relationships with dealers, distributors and customers such that he could do serious damage to the financial welfare of the Company should he compete or assist others in competing with the business of the Company.  Consequently, and in consideration of his employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Executive agrees as follows:

11.2        Confidential Information.

11.2.1     Non-disclosure.  Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge or data of the Company which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know-how of the Company.

11.2.2     Return of Records.  All records, documents, software, computer disks and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall be returned to or, as the case may be, shall remain in the possession of the Company.

11.2.3     Future Employment.  Nothing in this section shall limit Executive’s right to carry the Executive’s accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this Section and the respective covenants set forth below.

11.3        Covenant Not to Solicit.

The Executive agrees that he will not, during the period of his employment with the Company and for a period of two (2) years after he ceases to be employed by the Company for any reason:

(a)           directly or indirectly, on behalf of himself or any other person or entity, engage in, or assist any other person or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, supplier, distributor or dealer of the Company wherever located, of motion picture equipment, lighting equipment, or any other type of product manufactured, assembled, distributed or sold by the Company, if said customer, distributor or dealer is one with whom Executive had contact or on whose account Executive has worked during the twelve (12) months prior to the termination of his employment; or

(b)           directly or indirectly, request or advise any of the aforesaid customers, distributors or dealers referred to in paragraph 11.3(a) above to curtail their business with the Company, or to patronize another business which is in competition with the Company; or

(c)           directly or indirectly, on behalf of himself or any other person or entity, request, advise or solicit any employee of the Company to leave that employment in order to engage in, or to assist any other person or entity to engage in competition with the Company.

11.4        Judicial Modification.  In the event that any court of law or equity shall consider or hold any aspect of this Section 11 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

11.5        Injunctive Relief.  The parties hereto acknowledge that the remedies at law for breach of this Section will be inadequate, and that Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

12.          Inventions and Discoveries.  The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of Executive’s right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof which relate to the products and services provided by the Company or which otherwise relate or pertain to the business, functions or operations of the Company.  The Executive agrees to communicate promptly and to disclose to the Company in such form as the Executive may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

13.          Miscellaneous.  The following miscellaneous sections apply to this Agreement:

13.1        Modifications and Waivers.  No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by Executive and the Chairman of the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

13.2        Construction of Agreement.  This Agreement supercedes any oral or written agreements between Executive and the Company and any oral representations by the Company to Executive with respect to the subject matter of this Agreement.

13 ..3       Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nebraska.

13.4        Severability.  If any one or more of the provisions of this Agreement, including but not limited to Section 11 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

13.5        Counterparts.  This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

13.6        Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

13.7        Notices.  Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 13.7, provided that all notices to the Company will be directed to the attention of the Secretary of the Company and to the Chairman of the Board, and except that notice of change of address will be effective only upon receipt.

If to Company:	Ballantyne Strong, Inc.
4350 McKinley Street
Omaha, NE 68142

If to Executive:	At the address for the Executive most recently on file with the Company

13.8        Entire Agreement.  This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein.  This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

13.9        Section 409A Compliance.  The intent of the Company is that payments and benefits under this Agreement which are considered “deferred compensation” subject to Code Section 409A and the regulations and the guidance promulgated thereunder (collectively “Code Section 409A”) comply with Code Section 409A and be made and provided in compliance therewith. Accordingly:

(a)           For purposes of the Agreement, the terms “terminate,” “termination,” “termination of employment,” and variations thereof, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

(b)           If on the date of “separation from service” Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit payable or provided because of such separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of such individual’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           Except as specifically permitted by Section 409A, the benefits and reimbursements provided to Executive under Section 6.2 and 6.3 and otherwise under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to Executive in any other calendar year, any such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense was incurred and the right to such benefits and reimbursements shall not be liquidated or exchanged for any other benefit.

(d)           The Agreement may be amended in any respect deemed by the Board or the Compensation Committee to be necessary in order to preserve compliance with Code Section 409A.

14.          Directors and Officers Liability Coverage; Indemnification.  Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware or the Company’s articles of incorporation or bylaws, from and against all costs, charges and expenses (including reasonable attorneys’ fees) incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company.

15.          Board/Committee and Other Resignation.  Upon termination of his employment with the Company for any reason, Executive shall resign, as of the date of such termination and to the extent applicable, from the Board and any committees thereof, and from each position held with the Company or any of its subsidiaries.

16.          Clawback.  In addition to any compensation recovery (clawback) which may be required by law and regulation, Executive acknowledges and agrees that any compensation paid or awarded to Executive in connection with his employment with the Company shall be subject to the Company’s “clawback” requirements as set forth in the Company’s Corporate Governance Principles and to any similar or successor provisions as may be in effect from time to time.

17.          Tax Withholding.  All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

18.          Survival of Obligations.  All obligations of the Company and Executive that by their nature involve performance, in any particular, after the termination of Executive’s employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of Executive’s employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

BALLANTYNE STRONG, INC.
“Company”

By:	/s/ WILLIAM F. WELSH, II
Chairman of the Board of Directors

By:	/s/ GARY L. CAVEY
GARY L. CAVEY, “Executive”

EXHIBIT A

STOCK OPTION AGREEMENT

BALLANTYNE STRONG, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”), dated as of November 1, 2010 (“Effective Date”), is entered into between Ballantyne Strong, Inc., a Delaware corporation (the “Company”), and Gary Cavey (“Executive”).

WHEREAS, in an Action By Unanimous Consent in Writing In Lieu of a Special Meeting of the Compensation Committee dated October 31, 2010, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved the grant to Executive of nonqualified stock options to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), upon the terms and conditions set forth herein; and

WHEREAS, in an Action By Unanimous Consent In Writing In Lieu of a Special Meeting of the Board of Directors dated October 31, 2010, the Board of Directors of the Company (“Board”) approved the material terms and conditions of Executive’s employment as President and Chief Executive Officer of the Company, including the grant of the non-qualified stock options; and

WHEREAS, the Committee and the Board each has also approved the terms and conditions of an employment agreement with Executive effective as of November 1, 2010 (such agreement, as it may be amended from time to time, is referred to herein as the “Employment Agreement”); and

WHEREAS, both the Committee and the Board authorized the Chairman of the Committee to execute this Agreement on behalf of the Company, in accordance with the resolutions adopted by each of the Committee and the Board at their respective meetings as referenced above.

NOW, THEREFORE, in consideration of the services rendered and to be rendered by Executive and the mutual promises made herein and the mutual benefits to be derived there from, the Company and Executive agree as follows:

1.             Grant of Options.  The Company hereby grants to Executive the right and option to purchase, on the terms and conditions set forth herein, to the extent exercisable, all or any part of an aggregate of 50,000 shares of Common Stock at a price (“Grant Price”) of $8.32 per share of Common Stock (which is the closing market price on the American Stock Exchange of a share of Common Stock on the date hereof), subject to the provisions of this Agreement (the “Option”).

2.             Exercisability of Option.  Subject to Sections 5 and 6 below, the Option shall vest and become exercisable as to one-third (rounded to the nearest whole share) of the aggregate number of shares of Common Stock subject to the Option (subject to adjustment as provided in Section 7), on each of the first, second and third anniversaries of the Effective Date.  The Option may be exercised only to the extent it shall have vested and is exercisable, and, during Executive’s lifetime, only by Executive.  In no event may the Executive exercise the Option, in whole or in part, after November 1, 2020 (the “Expiration Date”).

(a)           Cumulative Exercisability.  To the extent Executive does not, at the time of a particular exercise, purchase all the shares of Common Stock that Executive may then purchase, Executive has the right cumulatively thereafter to purchase any of such shares of

Common Stock not so purchased until the Expiration Date or, if applicable, the earlier termination of the Option.

(b)           No Fractional Shares; Minimum Exercise.  Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

3.             Exercise of Option.  To the extent vested and exercisable, the Option may be exercised by the delivery to the Company of a written exercise notice stating the number of shares of Common Stock to be purchased pursuant to the Option accompanied by payment of the Grant Price multiplied by the aggregate number of shares of Common Stock to be purchased (such payment to be made in accordance with Section 4) and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon.  Subject to Section 5 below, such Option shall be deemed to be exercised upon receipt and approval by the Company of such written exercise notice accompanied by the aggregate Grant Price and any other payments so required, as permitted pursuant to Section 4.

4.             Method of Payment of Option.  Payment of the aggregate Grant Price shall be payable to the Company in full in cash or its equivalent or in the sole discretion of the Committee, either:

(a)           by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of the exercise equal to the Exercise Price prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market;

(b)           by a cashless exercise (broker-assisted exercise) through a “same-day sale” commitment;

(c)           by a combination of (a) and (b); or

(d)           by any other method approved or accepted by the Committee.

5.             Effect of Termination of Employment on Exercise Period.  If Executive’s employment by the Company terminates, the following provisions shall apply with respect to vesting and exercise of the Option after the date of such termination (the “Termination Date”), except that in no event may any portion of the Option be exercised after the Expiration Date:

(a)           If Executive’s employment terminates as a result of Executive’s death or incapacity (as defined in Section 9.1 of the Employment Agreement), all unvested Options shall cease to vest as of the Termination Date and Executive (or Executive’s Personal Representative or Beneficiary, as the case may be) may exercise the Option within six (6) months of the Termination Date.

(b)           If the Company terminates Executive’s employment without cause (under the terms of the Employment Agreement) or Executive’s employment terminates due to Executive’s resignation for good reason (under the terms of the Employment Agreement) all unvested Options shall vest as of the Termination Date and Executive may exercise the unexercised Options, in whole or in part, at any time within six (6) months of the Termination Date.

(c)           If the Company terminates Executive’s employment for cause (as defined in the Employment Agreement) or Executive resigns other than for good reason under his Employment Agreement, any unvested portion of the Option shall cease to vest and be forfeited and Executive may exercise any vested, unexercised portion of the Option at any time within thirty (30) days of the Termination Date.

(d)           If, at any time after the Termination Date and during the applicable period specified in Section 11 (Restrictive Covenants) of the Employment Agreement, Executive shall have breached any of the covenants set forth in such Section 11, any unexercised portion of the Option shall terminate as of the date of any such breach.

6.             Effect of Change in Control on Vesting.

(a)           In the event of a Change in Control (as defined below), all unvested Options shall vest and become exercisable as of the date of the Change in Control, and remain exercisable subject to the provisions of Section 5 above.

(b)           For purposes of this Agreement, Change in Control means:

(i)            the acquisition, whether directly or indirectly, of at least fifty percent (50%) of the voting power of the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time) other than employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates;

(ii)           individuals who as of the Effective Date constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of such Board.

(iii)          Consummation of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such merger, reorganization or consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company; or

(iv)          The Company’ s shareholders approve a plan of liquidation or dissolution of the Company.

7.             Adjustments Upon Specified Events.  In the event that the Committee, in its sole discretion, determines that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to preserve (but not increase) the rights of Executive, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option and the Grant Price.

8.             Leaves of Absence.  Absence from work caused by authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a termination of employment by the Company for purposes of Section 5, unless otherwise determined by the Committee.

9.             Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or other consideration hereunder (without any reduction in such payments or other consideration ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other consideration due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other consideration shall be deferred if deferral will make such payment or other consideration compliant under Section 409A of the Code, or otherwise such payment or other consideration shall be restructured, to the extent possible, in a manner, determined by the Committee or the Board, that does not cause such an accelerated or additional tax or result in additional cost to the Company.  The Company shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 9, which shall be done only in a manner that is reasonably acceptable to Executive; provided, however, that neither the Company, any subsidiary or other affiliate of the Company, nor any of their employees or representatives shall have any liability to the Executive with respect thereto.

10.          Associated Stock Rights.  Neither Executive nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any shares of Common Stock subject to the Option until the issuance and delivery to him or such other person of a certificate (or book entry in lieu thereof) evidencing the shares of Common Stock registered in his or such other person’s name. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery, except as otherwise provided in Section 7.

11.          No Guarantee of Continued Service.  Nothing contained in this Agreement constitutes an employment or service commitment by the Company, confers upon Executive any right to remain employed by the Company, interferes in any way with the right of the Company at any time to terminate such employment or affects the right of the Company to increase or decrease

Executive’s other compensation or benefits. Nothing in this Section 11, however, is intended to adversely affect any independent contractual right of Executive under the Employment Agreement (or any other agreement between the Company and Executive) without his consent thereto.

12.          Non-Transferability of Option.  The Option and any other rights of Executive under this Agreement are nontransferable by the Executive other than by will or under the laws of descent and distribution. Any attempted assignment of the Option in violation of this Section shall be null and void. In the discretion of the Committee, any attempt to transfer the Option other than under the terms of this Agreement, may terminate the Option.

13.          Clawback Policy.  Executive acknowledges receipt of a copy of the Ballantyne of Omaha, Inc. Corporate Governance Principles adopted by the Board which include a “clawback policy” (“Clawback Policy”).  Executive agrees that the Option shall be subject to all of the terms and conditions set forth in the Clawback Policy, including future amendments thereto, if any, which Clawback Policy is hereby incorporated by reference as part of this Agreement.

14.          Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed: to the Company at 4350 McKinley Street, Omaha, NE 68142, to the attention of the Secretary; and to Executive at the most recent address on file with the Company, or at such other address as either party may hereafter designate in writing to the other.

15.          Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, except to the extent the Committee determines otherwise.

16.          Entire Agreement; Governing Law.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof.  The construction, interpretation, performance and enforcement of this Agreement and the Option shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Nebraska.

17.          Amendment.  The Committee may, at any time, and from time to time, alter, amend, modify, suspend or terminate this Agreement, in whole or in part, with Executive’s agreement.

18.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute on and the same instrument.

19.          Section Headings.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by the Chairman of its Compensation Committee and Executive has hereunto set his hand as of the date and year first written above.

BALLANTYNE STRONG, INC.

By:	/s/ CHRISTOPHER E. BEACH
Chairman of the Compensation Committee

EXECUTIVE

By:	/s/ GARY L. CAVEY
Gary L. Cavey